Exhibit 99.1

NEWS RELEASE
Contact:	Preston Graham
Investor Relations
214-987-4121

Forbes Energy Services Reports 2012 Third Quarter Results

Announces Concentration of Trading on NASDAQ, Decision to Delist from TSX

ALICE, Texas (November 12, 2012) – Forbes Energy Services Ltd. (NASDAQ: FES and TSX:FRB) today announced financial and operating results for the three months ended September 30, 2012. All share and per share amounts prior to August 12, 2011 have been adjusted to reflect the four-to-one share consolidation completed on August 12, 2011.

Please note: The term “U.S. Operations” refers to continuing operations, which represent the Company’s financial results excluding its discontinued Mexico operations that were sold in January 2012.

Highlights for the quarter ended September 30, 2012:

•	Revenues from U.S. Operations decreased 4.6% to $114.3 million in the third quarter of 2012 as compared to $119.8 million in the second quarter of 2012, and decreased 1.2% from the $115.8 million reported in the third quarter of 2011.

•	Gross profit from U.S. Operations decreased to $25.8 million, or 22.5% of revenues, in the third quarter of 2012 compared to $33.0 million, or 27.5% of revenues, in the second quarter of 2012, and $27.1 million, or 23.4% of revenues, in the third quarter of 2011.

•	GAAP net loss from U.S. Operations attributable to common shares was $1.3 million, or $0.07 per diluted share, for the third quarter of 2012, compared to net income from U.S. Operations attributable to common shares of $2.6 million or $0.10 per diluted share for the second quarter of 2012, and a net income from U.S. Operations attributable to common shares of $2.5 million or $0.10 per diluted share for the third quarter of 2011.

•	Adjusted EBITDA from U.S. Operations* totaled $19.2 million in the third quarter of 2012 compared to $26.8 million in the second quarter of 2012, and $21.5 million in the third quarter of 2011.

*

Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Forbes Energy Services Reports 2012 Third Quarter Results	Page 2

Voluntary TSX Delisting

The Company today announced that, because its common stock trades on the NASDAQ Stock Market (“NASDAQ”) under the symbol “FES,” the Company intends to voluntarily delist its common stock from the Toronto Stock Exchange (“TSX”). The Company feels that the minimal trading volume of these shares on the TSX no longer justifies the expenses associated with maintaining this listing.

The Company believes that its listing with NASDAQ provides its shareholders with sufficient liquidity, as NASDAQ accounts for a large majority of the Company’s current trading volume. Further, the Company feels that administrative and regulatory efficiencies will be achieved by focusing on the single listing.

John Crisp, President and CEO of the Company, stated, “the TSX and the Canadian capital markets have been very important to the growth of this Company, however, at this time, with our recent listing on NASDAQ, we feel that it is in the best interest of the Company to focus our resources on our NASDAQ listing.”

The Company has provided written notice to the TSX regarding the delisting and anticipates that its common stock will be delisted from the TSX at the close of trading on Friday, November 16, 2012.

Overview

Crisp stated, “Our third quarter results reflect the past few months’ steadily weakening demand for oilfield services, which persists in the seasonally slow fourth quarter. The decreased activity by most of our customers was due to their need to manage capital expenses in the second half of 2012 after an unexpected improvement in drilling cycle times and consequently, in the number of completed wells, prematurely draining budgets. Early indicators suggest that next year’s spending will be similar to that in 2012, with some customers slowly ramping up in the beginning of the first quarter, while others lag behind.

“Our well servicing segment experienced a decrease in margins as part of the oilfield services’ second-half slowdown. This performance was partly associated with fewer active 24-hour rigs and higher operating expenses. Our fluid logistics segment experienced similar but less severe conditions.

“Given the challenging market, we remain focused on liquidity. As of November 12, 2012, we have $26.8 million in unrestricted cash and $72.1 million available under our revolving credit agreement for total liquidity of $98.9 million. We are projecting approximately $20.0 million in capital expenditures for 2013, which will be spent with discretion as we strive to maintain our liquidity goal.”

Business Segment Results

Well Servicing Segment

In the third quarter of 2012, Well Servicing segment revenues from U.S. Operations decreased $0.7 million, or 1.5%, to $50.6 million compared to $51.3 million in the second quarter of 2012, and increased $2.2 million compared to $48.4 million in the prior year quarter. Segment gross

Forbes Energy Services Reports 2012 Third Quarter Results	Page 3

profit totaled $9.2 million, or 18.2% of revenues, in the third quarter of 2012 compared to $13.9 million, or 27.0% of revenues, for the second quarter of 2012, and $9.5 million, or 19.7% of revenues, in the prior year quarter. This decrease is attributable to fewer 24-hour rigs working, higher group and workers compensation insurance expense, increased bad debt expense, and other factors in line with cyclical industry trends.

The Company recorded approximately 107,435 U.S. rig hours for the third quarter of 2012, compared to 114,308 in the second quarter of 2012, and 112,239 in the third quarter of 2011. Capital expenditures for U.S. Operations in the Well Servicing segment for the quarter ended September 30, 2012, were approximately $6.2 million associated with two new coiled tubing spreads, mud pumps, high-pressure pumps and related well service equipment.

As of September 30, 2012, the Company had 162 well service rigs, nine tubing testing systems, four pump-down units and two coiled tubing units.

Fluid Logistics and Other Segment

In the third quarter of 2012, Fluid Logistics and Other segment revenues decreased $4.7 million, or 6.9%, to $63.8 million compared to $68.5 million in the second quarter of 2012, and decreased $3.5 million compared to $67.3 million in the third quarter of 2011. Gross operating profit for the Fluid Logistics and Other segment totaled $16.6 million, or 26.0% of revenues, in the third quarter of 2012 compared to $19.1 million, or 27.9% of revenues, in the second quarter of 2012, and $17.5 million, or 26.0% of revenues, in the prior year quarter.

The Company recorded 405,672 truck hours during the third quarter of 2012 compared to 422,248 hours in the second quarter of 2012, and 364,682 hours for the third quarter of 2011. The Company’s heavy truck fleet totaled 580 at September 30, 2012. Capital expenditures for the Fluid Logistics and Other segment were approximately $5.7 million for the quarter ended September 30, 2012, and consisted of purchases or additions to frac tanks, salt water disposal wells, and other related equipment.

As of September 30, the Company utilized 475 vacuum trucks, 21 high pressure pump trucks, 84 other heavy trucks, 3,149 frac tanks, and 23 salt water disposal wells.

Liquidity and Capital Resources

As of September 30, 2012, the Company had $5.3 million in unrestricted cash and $16.6 million of restricted cash. The Company also had $280 million of 9.0% Senior Notes and $16.1 million of other notes outstanding. In November, restricted cash of $13.7 million related to Mexico was released and returned to the Company. As of November 12, 2012, the Company had $26.8 million in unrestricted cash and the $75.0 million secured credit facility remained undrawn, except for the letters of credit in the amount of $2.9 million. New equipment to be added for the remainder of 2012 will primarily consist of three new coiled tubing spreads. This new equipment will be either financed through debt financing or operating leases.

Conference Call

Company management will conduct an investor conference call starting at 10 a.m. EST (9 a.m. CST) on Tuesday, November 13th, 2012.

Forbes Energy Services Reports 2012 Third Quarter Results	Page 4

To participate, please dial the toll free number at (877) 303-1298 and provide the Conference ID: 69433283. To access the replay of the call, dial (855) 859-2056. Alternatively, a webcast is available. To access, visit www.ForbesEnergyServices.com and click on “Investor Relations,” then “Events and Presentations.” Shortly after the conclusion of the call, a webcast replay will be made available for a period of 21 days on the same page of the Company’s investor relations website.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.ForbesEnergyServices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; and competition. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011(the “Form 10-K”), as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s Form 10-Q, which will be submitted for filing by November 14, 2012 with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s website. http://www.forbesenergyservices.com/.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Well servicing	$50,565,392	$48,421,163	$154,119,591	$126,869,856
Fluid logistics and other	63,755,018	67,340,814	211,470,157	194,371,015

Total revenues	114,320,410	115,761,977	365,589,748	321,240,871

Expenses
Well servicing	41,371,866	38,880,709	117,912,986	103,029,914
Fluid logistics and other	47,185,691	49,816,736	151,395,792	142,730,107
General and administrative	7,278,249	6,187,055	26,022,710	24,983,659
Depreciation and amortization	13,187,483	9,861,254	37,073,641	29,077,466

Total expenses	109,023,289	104,745,754	332,405,129	299,821,146

Operating income	5,297,121	11,016,223	33,184,619	21,419,725

Other income (expense)
Interest expense, net	(7,138,339)	(6,740,695)	(20,851,339)	(20,468,815)
Loss on early estinguishment of debt	—	—	—	(35,414,833)
Other income, net	—	—	—	69,104

Income (loss) from continuing operations before taxes	(1,841,218)	4,275,528	12,333,280	(34,394,819)
Income tax expense (benefit)	(571,433)	1,735,702	5,745,575	(10,455,365)

Income (loss) from continuing operations	(1,269,785)	2,539,826	6,587,705	(23,939,454)
Income from discontinued operations, net of tax expense (benefit) of ($0.0 million), $1.1 million, $0.4 million, $3.2 million respectively	(1,072,248)	1,821,581	(1,566,785)	5,510,677

Net income (loss)	(2,342,033)	4,361,407	5,020,920	(18,428,777)
Preferred shares dividends	(194,139)	(194,135)	(582,417)	7,552

Net income (loss) attributable to common shareholders	$(2,536,172)	$4,167,272	$4,438,503	$(18,421,225)

Income (loss) per share of common stock from continuing operations
Basic	$(0.07)	$0.11	$0.29	$(1.14)
Diluted	$(0.07)	$0.10	$0.25	$(1.14)

Income (loss) per share of common stock from discontinued operations
Basic	$(0.05)	$0.09	$(0.08)	$0.26
Diluted	$(0.05)	$0.06	$(0.06)	$0.26

Income (loss) per share of common stock
Basic	$(0.12)	$0.20	$0.21	$(0.88)
Diluted	$(0.12)	$0.16	$0.19	$(0.88)

Weighted average number of shares outstanding
Basic	21,068,417	20,918,417	21,038,850	20,918,417
Diluted	21,068,417	26,600,004	26,650,490	20,918,417

Forbes Energy Services Ltd.

Selected Balance Sheet Data

(Unaudited)

	September 30,	December 31,
	2012	2011
Cash	$5,311,287	$36,600,091
Accounts receivable, net	103,771,271	132,024,147
Working capital	64,757,896	86,765,717
Other intangibles, net	28,730,492	30,876,389
Total assets	527,534,967	550,423,053
Total debt	296,088,184	296,150,274
Deferred tax liability	33,326,479	27,491,812
Shareholders’ equity	135,362,690	125,780,359

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Working days	63	64	192	191

Rig hours	107,435	112,239	339,375	299,495

Truck hours	405,672	364,682	1,261,424	1,045,524

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income (loss) from continuing operations	$(1,269,785)	$2,539,826	$6,587,705	$(23,939,454)
Depreciation and amortization	13,187,483	9,861,254	37,073,641	29,077,466
Interest expense, net	7,138,339	6,740,695	20,851,339	20,468,815
Income tax expense (benefit)	(571,433)	1,735,702	5,745,575	(10,455,365)
Share-based compensation	708,417	581,355	4,346,025	1,929,633
Loss on early estinguishment of debt	—	—	—	35,414,833
Litigation settlement and associated legal fees	—	—	—	6,784,164

Adjusted EBITDA from U. S. Operations	$19,193,021	$21,458,832	$74,604,285	$59,280,092